EXHIBIT 99.1

PennantPark Floating Rate Capital Ltd. Upsizes Credit Facility to $736 Million

MIAMI, Dec. 26, 2024 (GLOBE NEWSWIRE) -- PennantPark Floating Rate Capital Ltd. (“PFLT”) (NYSE: PFLT) announced that it has upsized its credit facility, led by Truist Bank (the “Credit Facility”) to $736 million from $636 million. Pricing on this facility remained unchanged at SOFR plus 225 basis points.

“We are appreciative of the support from all of our existing lending partners. Their support highlights the confidence they have in our excellent long-term track record,” said Arthur Penn, Chairman and Chief Executive Officer of PFLT.  “We expect that this increased facility will expand our ability to serve middle-market sponsor and borrower clients by providing them with more comprehensive senior secured solutions. We believe that this enhanced credit facility positions us well to capture the opportunity in the core middle market, where our capital is strategic to our borrowers. As a result, we believe that the package of risk adjusted return we receive is attractive and includes higher yields, lower leverage and covenants which are not available in the upper middle market.”

The Credit Facility is secured by all of the assets held by PennantPark Floating Rate Funding I, LLC, a wholly-owned subsidiary of the Company, and includes customary covenants, including minimum asset coverage and minimum equity requirements.

ABOUT PENNANTPARK FLOATING RATE CAPITAL LTD.

PennantPark Floating Rate Capital Ltd. is a business development company which primarily invests in U.S. middle-market private companies in the form of floating rate senior secured loans, including first lien secured debt, second lien secured debt and subordinated debt. From time to time, the Company may also invest in equity investments. PennantPark Floating Rate Capital Ltd. is managed by PennantPark Investment Advisers, LLC.

ABOUT PENNANTPARK INVESTMENT ADVISERS, LLC

PennantPark Investment Advisers, LLC is a leading middle market credit platform, managing approximately $8.9 billion of investible capital, including leverage. Since its inception in 2007, PennantPark Investment Advisers, LLC has provided investors access to middle market credit by offering private equity firms and their portfolio companies as well as other middle-market borrowers a comprehensive range of creative and flexible financing solutions. PennantPark Investment Advisers, LLC is headquartered in Miami, and has offices in New York, Chicago, Houston, Los Angeles and Amsterdam.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You should understand that under Section 27A(b)(2)(B) of the Securities Act of 1933, as amended, and Section 21E(b)(2)(B) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to forward-looking statements made in periodic reports PennantPark Floating Rate Capital Ltd. files under the Exchange Act. All statements other than statements of historical facts included in this press release are forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. PennantPark Floating Rate Capital Ltd. undertakes no duty to update any forward-looking statement made herein. You should not place undue influence on such forward-looking statements as such statements speak only as of the date on which they are made.

CONTACT:
Richard T. Allorto, Jr.
PennantPark Floating Rate Capital Ltd.
(212) 905-1000
www.pennantpark.com